Exhibit 99.2
Castellum Subsidiary SSI Wins $4 Million U.S. Navy ADMACS Modernization Subcontract, Expanding High-Value Navy Software Portfolio
VIENNA, Va., June 24, 2026 (GLOBE NEWSWIRE) -- Castellum, Inc. (NYSE-American: CTM) ("Castellum," "CTM," or the "Company"), a cybersecurity, electronic warfare, and software services company focused on the federal government, today announced that its wholly owned subsidiary Specialty Systems, Inc. ("SSI"), has been awarded a $4 million directed subcontract to modernize the U.S. Navy's Aircraft Data Management and Control System ("ADMACS"). The award was issued under SAIC's prime contract on the General Services Administration ASTRO development/systems integration pool.
ADMACS is a mission-critical command and control application that coordinates carrier-based flight operations and aviation readiness across the fleet. Modernizing the system is central to keeping the capability reliable as the Navy's aviation systems evolve.

SSI will serve as the lead system integrator and will execute a phased modernization approach that begins with the selection and implementation of an initial ADMACS "vertical slice." In this role, SSI is responsible for technical planning, software modernization, containerization, automated testing, DevSecOps integration, technical documentation, and delivery of modernization artifacts.

This award strengthens Castellum's position across software engineering, DevSecOps, cybersecurity, and U.S. Navy mission-system sustainment by addressing one of the Department of War's most pressing challenges: extending the life of critical legacy systems while enabling faster delivery of new capability. SSI's disciplined, phased model uses representative "vertical slices" of system functionality to validate modernization across the user interface, application integration, containerized deployment, automated testing, and DevSecOps processes before scaling to broader system capabilities.

"This award reflects SSI's longstanding commitment to supporting the U.S. Navy's most critical aviation systems and our ability to modernize complex legacy applications without disrupting operational readiness," said Bob Swigon, Vice President of NAWCAD Lakehurst Operations. "ADMACS plays an important role in carrier aviation readiness, and this effort will help establish a sustainable path for future capability growth, improved affordability, and faster delivery of enhancements to the fleet as mission requirements evolve."

Glen Ives, President and Chief Executive Officer of Castellum, added, "ADMACS is another vital warfighter mission requirement that has been awarded and entrusted to CTM because of our world class professionals, who know better than anyone how to leverage leading edge

Exhibit 99.2
technology to enhance readiness and capabilities for our mission customers. ADMACS directly supports our aircraft carriers and airwings, and their ability to safely and effectively maximize flight operations and mission sorties in direct support of our national security objectives around the globe. Just as importantly for our shareholders, this win further strengthens our position as a trusted partner to the U.S. Navy, expands our portfolio of higher-value modernization work, and reinforces our confidence in delivering strong, sustained organic growth over the near and long term. Our team could not be more honored to support this crucial mission while continuing to enhance the quality, visibility, and durability of our revenue."

About Castellum, Inc.

Castellum, Inc. (NYSE-American: CTM) is a technology company focused on leveraging the power of information technology to help solve our Nation's most pressing national security challenges. CTM provides U.S. government and commercial clients with Cybersecurity, Software Development, Systems Engineering, Information / Electronic Warfare, Program Support, and Data Analytics services. It also offers subject matter expertise in artificial intelligence / machine learning, 5G technologies, model-based systems engineering, program management, information assurance, intelligence analysis, and CMMC compliance. In addition to constantly innovating and enhancing its organic capabilities, Castellum is executing strategic acquisitions of firms that share our passionate commitment to U.S. national security and have a history of bringing exceptional value to their clients. For more information visit: https://castellumus.com.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 2lE of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company's expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as "estimate," "project," "believe," "anticipate," "shooting to," "intend," "in a position," "looking to," "pursue," "positioned," "will," "likely," "would," or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company's expectations for revenue growth and new customer opportunities, including opportunities arising from the ADMAC's award to support the U.S. Navy, improvements to cost structure, and profitability. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company's control, that could cause actual results to differ (sometimes materially) from the results expressed or implied in the forward-looking statements, including, among others: the Company's ability to compete against new and existing competitors; its ability to effectively integrate and grow its acquired companies; its ability to identify additional acquisition targets and close additional acquisitions; the impact on the Company's revenue due to a delay in the U.S. Congress approving a federal budget; and the Company's ability to maintain the listing of its common stock on the NYSE American LLC. For a more detailed description of these and other risk factors, please refer to the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission ("SEC") which can be viewed at www.sec.gov. All

Exhibit 99.2
forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or the future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Contacts:
Castellum, Inc.
1934 Old Gallows Road, Suite 350
Vienna, VA 22182

Investor Relations:
The Equity Group
Lena Cati
(212) 836-9611
lena.cati@theequitygroup.com

Val Ferraro
(212) 836-9633
val.ferraro@theequitygroup.com